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                                                                    Exhibit 99.2


Neoware Completes Acquisition of ACTIV-e Solutions; Neoware
Technology Group Adds Valuable Services to
Neoware's Product Offering

KING OF PRUSSIA, Pa., Dec. 5, 2001 (PRIMEZONE) -- Neoware Systems (Nasdaq:NWRE), the leading provider of software, services and solutions for the server-based computing market, announced today that the Company has completed its previously announced acquisition of ACTIV-e Solutions and will operate the business through a newly-formed subsidiary, called Neoware Technology Group, Inc. In exchange for the assets and the business of ACTIV-e, Neoware will issue up to 719,101 shares of common stock, subject to the satisfaction of certain conditions.

Effective immediately, Neoware Technology Group provides a wide range of managed and professional services, training and products to create complete server-based computing solutions. By combining the core competencies of Neoware Systems and those of the former ACTIV-e Solutions, Neoware Technology Group is able to deliver cost-effective and comprehensive IT solutions in the Greater Philadelphia tri-state area. In addition, the new organization is the sole Citrix Platinum Partner in Pennsylvania and a Citrix Authorized Learning Center
(CALC) in Pennsylvania and Delaware.

"I am pleased to welcome nearly two dozen new team members to the growing Neoware family," stated Michael Kantrowitz, president and CEO of Neoware Systems. "Forming Neoware Technology Group strengthens our commitment to establish leadership in our markets and to grow our business profitably. By leveraging our business to include services, training and complete support, Neoware is finding new and better ways to focus on our strengths, build our business and exceed our customers' expectations."

"This is a wonderful opportunity for Neoware and for our customers," stated Anthony DePaul, Executive Vice President of Neoware. "We intend to further build Neoware as an acknowledged leader in the fast-growing server-based computing market, and to provide excellent products and services to our growing customer base. I am pleased to become a part of the Neoware team, and look forward to leading this company to new heights."

More information about the acquisition is available on Neoware's Web site at www.neoware.com or by telephone at 1-800-Neoware (636-9273) in the U.S., or +1 610-277-8300 internationally.